Exhibit 99.1

Trust Stamp Reports 2022 Financial Results and Provides Business Update

Revenue increased 46.4% to $5.38 million for the year ended December 31, 2022, as the Company implemented a SaaS delivery model for its AI-powered technology

March 30, 2023: Trust Stamp (Nasdaq: IDAI), the Privacy-First Identity CompanyTM providing AI-powered trust and identity services used globally across multiple sectors, announced financial results and provided a business update for the full year ended December 31, 2022.

Trust Stamp CEO Gareth N. Genner comments: “2022 was a transformative year for Trust Stamp, as we transitioned to our new Orchestration Layer to deliver Software-as-a-Service (SaaS) products built on our innovative IP portfolio through no-code/ low-code implementations. The Orchestration Layer is a one-stop solution for Trust Stamp services, provides for easy integration with our technology, and is typically billed on a per-use or per-user basis. This implementation accelerates Trust Stamp’s evolution from a custom solutions provider to a modular and highly scalable SaaS model. Since the platform’s launch in February 2022, 29 users have contracted to implement Trust Stamp services through the Orchestration Layer, including 25 new financial institutions with over $50 billion in assets that have enrolled through Fidelity Information Services’ (FIS) Global KYC program.

“The easy-to-integrate delivery model offered by the Orchestration Layer enables customers to progress through the customer lifecycle at a much more rapid pace, from introduction to demonstration and, finally, integration of the platform via API. This can be accomplished in a matter of weeks versus many months for fully customized solutions, which often require several development cycles and additional resources from both Trust Stamp and the customer to integrate the final product with the client’s systems.

“During 2023, we intend to add to our commercial team, increase our direct-sales focus on the Orchestration Layer, and expand the market sectors that we offer it to. We expect this platform approach to speed up the traditionally lengthy customer acquisition and implementation cycle and accelerate customer adoption in the marketplace.

“Our recognized revenue increased 46.4% to $5.4 million for the year ended December 31, 2022, which included contract wins from existing and new customers, including revenue from our ICE contract, which terminated in August 2022. It is important to note that our recognized revenue excluded the $1.5 million that we received from our partner in the criminal justice sector, which will be periodically recognized over our long-term go-to-market alliance.

“Our proprietary artificial intelligence (AI) powered identity and trust solutions enable government and private sector organizations to protect themselves and their users while empowering individuals to retain ownership of their identity data and prevent fraudulent activity. These solutions have required a substantial multi-year investment in research and development (R&D), resulting in fourteen issued patents and nineteen pending patents. We will continue investing in R&D and intellectual property, but going forward, as we monetize our intellectual property, we anticipate our R&D and IP-related expenses reducing as a percentage of our revenue.

“Looking ahead, we have multiple shots on goal, including a ten-year technology service agreement with Mastercard International, whereby Trust Stamp is paid to develop and host software solutions utilizing the IT2 and support Mastercard’s implementations. In addition to payment for the core services, we receive payment for all transactions utilizing our technology. In December of 2022, Mastercard International and Trust Stamp entered into a modification of the agreed pricing schedule to move from a per-use to a per-user-year model to broaden the range of potential use cases. Under that agreement, Trust Stamp currently receives minimum annual payments on account of usage, and we anticipate use-based revenue starting in 2023 and growing year-on-year thereafter.

“Our initial focus was on the U.S. banking sector, as evidenced by our work with FIS and an S&P500 Bank that has successfully deployed our technology for close to six years. We have now expanded that focus to encompass engagement with U.S. insurance companies that are seeing a growing need to combat identity-related fraud. We anticipate the first insurance company deployment before the end of 2023.

“In parallel, we believe that our work with the U.S. government has positioned us well as we pursue new Federal and State contracts in the U.S., and in 2022 and Q1 of 2023, we have invested heavily in building FedRamp-compliant systems and transitioning to operating in the AWS GovCloud to be eligible for a broader range of U.S. government opportunities. There is an increased governmental focus on privacy and data protection, and collecting and storing biometrics is a particular area of contention that is uniquely addressed by our proprietary IT2-powered solutions. The multi-year government contracts that we are targeting to participate in are substantial, ranging from single-digit millions to billions of dollars. Given the magnitude of many of these projects, in some cases, we would engage partners to deliver the full range of required services. Importantly, we are confident that our unique IT2 technology is the key to delivering the secure identity services that legislators and the public demand.

“We are also in dialogue with overseas governments, in some cases resulting from introductions from the U.S. Department of Commerce. According to a 2022 report from Grandview Research, the global biometrics market will be valued at $41.08 billion per annum in 2023, with a forecast compound growth of 20.4% from 2023 to 2030 with a 2030 revenue forecast of $150.48 billion. While those forecasts include around 42.5% for biometric hardware, the total addressable market for our niche, biometric software and tokenization, is very substantial, and our proprietary contactless technologies have the potential to eat into hardware budgets as well as those for software solutions. We believe that our international team and privacy-first product designs position us well to compete internationally for both government and private sector clients, with an initial focus on Africa and the EU. We anticipate reporting progress in both markets during 2023.

“Overall, we have developed a multi-pronged business strategy, which gives us a high degree of confidence in the outlook for the business and our ability to achieve growth with recurring revenue streams using a modular and highly scalable SaaS architecture that will deliver high gross margins,” concluded Mr. Genner.

Financial Performance Overview

Revenue

Revenue increased by $1.71 million, or 46.4%, for the year ended December 31, 2022, compared to the year ended December 31, 2021. Revenue included $3.29 million from the U.S. federal government, $766 thousand from Mastercard, $989 from an S&P 500 Bank, and $345 thousand from other customers. The increase in revenue was driven by revenue contracts executed by new and existing customers. Total sales from new contracts produced $1.29 million, consisting of $1.04 million from the ICE contract that terminated in August 2022, $162 thousand from FIS, and the remaining $80 thousand from various other new statements of work.

Cost of Services

The cost of services provided (“COS”) increased by $634 thousand, or 55.1%, for the year ended December 31, 2022, compared to the year ended December 31, 2021. The increase during the period was primarily driven by the $716 thousand increase in COS related to the U.S. federal government contract, which included $509 thousand for mobile carrier costs and other direct costs required to service the contract, which was partially offset by the $139 thousand decrease in stock-based compensation compared to the prior year.

As the Company continues its evolution from being exclusively a custom solutions provider to offering a modular and highly scalable SaaS model with low-code implementation, management expects margins to improve as relatively lower variable costs are required to implement existing technology and subsequent transaction revenue.

Research and Development

R&D expenses decreased by $55 thousand, or 2.2%, for the year ended December 31, 2022, compared to the year ended December 31, 2021. This decrease consisted primarily of the $201 thousand decrease in non-cash stock-based compensation from $493 thousand to $292 thousand for the years ended 2021 and 2022, respectively, due to the decrease in the Company’s stock price. During the year ending December 31, 2022, R&D spending included a one-time cost of $111 thousand to implement a new 24/7 customer service function.

Selling, General, and Administrative Expenses

Selling, general, and administrative (“SG&A”) expenses increased by $4.13 million, or 49.7%, for the year ended December 31, 2022, compared to the year ended. December 31, 2021. SG&A included $4.67 million in salaries and compensation, $2.09 million in non-cash stock-based compensation, and $937 thousand in a combination of one-time management consulting and training fees by the Disney Institute and various annual dues and subscriptions. $1.81 million was spent on legal and professional services fees and other costs related to, but not limited to, listing the Company’s Class A Common stock on the Nasdaq Capital Market and the registration of patents in respect of our intellectual property. SG&A also included the exceptional expenditure incurred by the company in preparing for operations on the GovCloud and pursuing FedRamp certification.

Over Q3 and Q4 of 2022, management executed expense rationalizations that are expected to reduce long-term annualized SG&A by approximately $2 million, with up to a further $2 million in cumulative savings by year-end 2024 from identified expense rationalizations to be implemented over 2023 and 2024. As of March 2023, the company has already reduced its monthly burn rate by $172 thousand per month, compared to its burn rate in August 2022.

Operating Loss

Operating loss was $12.08 million for the year ended December 31, 2022, compared to $8.89 million for the year ended December 31, 2021. The increase was driven primarily by SG&A, which comprised 71.0% of the total operating expenses. SG&A included one-time costs related to the Nasdaq listing, non-cash stock-based compensation, expenses related to transitioning to GovCloud operations, and the one-time consulting and training expenses incurred as we put in place the structures for our future growth while ensuring the preservation of our core culture.

Net Loss

Net loss was $12.09 million, or $2.55 per basic and diluted share, for the year ended December 31, 2022, compared to $9.05 million, or $2.40 per basic and diluted share, for the year ended December 31, 2021.

Liquidity and Capital Resources

As of December 31, 2022, and December 31, 2021, the Company had approximately $1.25 million and $3.48 million of cash, respectively. As of December 31, 2022, and December 31, 2021, the Company had $1.34 million and $1.23 million in long-term debt, respectively. Total stockholders’ equity was $0.63 million as of December 31, 2022, compared to $5.03 million as of December 31, 2021.

A copy of the Company’s year-end report on Form 10-K for the year ended December 31, 2022, has been filed with the Securities and Exchange Commission and posted on the Company’s website at https://investors.truststamp.ai/sec-filings/.

About Trust Stamp

Trust Stamp, the Privacy-First Identity CompanyTM, is a global provider of AI-powered identity services for use in multiple sectors, including banking and finance, regulatory compliance, government, real estate, communications, and humanitarian services. Its technology empowers organizations with advanced biometric identity solutions that reduce fraud, protect personal data privacy, increase operational efficiency, and reach a broader base of users worldwide through its unique data transformation and comparison capabilities.

Located in nine countries across North America, Europe, Asia, and Africa, Trust Stamp trades on the Nasdaq Capital Market (Nasdaq: IDAI). The company was founded in 2016 by Gareth Genner and Andrew Gowasack.

Safe Harbor Statement: Caution Concerning Forward-Looking Remarks

All statements in this release that are not based on historical fact are “forward-looking statements,” including within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The information in this announcement may contain forward-looking statements and information related to, among other things, the company, its business plan and strategy, and its industry. These statements reflect management’s current views with respect to future events based information currently available and are subject to risks and uncertainties that could cause the company’s actual results to differ materially from those contained in the forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company does not undertake any obligation to revise or update these forward-looking statements to reflect events or circumstances after such date or to reflect the occurrence of unanticipated events.

Inquiries

Trust Stamp    Email: Shareholders@truststamp.ai

Gareth Genner, CEO

Investor Relations    Tel: +1 212-671-1020

Crescendo Communications, LLC    Email: idai@crescendo-ir.com